Exhibit 10.2

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made as of February 22, 2012, by and between Depomed, Inc. (“Depomed”), a California corporation having its principal place of business at 1360 O’Brien Drive, Menlo Park, CA 94025, and Santarus, Inc. (“Santarus”), a Delaware corporation having its principal place of business at 3721 Valley Centre Drive, Suite 400, San Diego, CA 92130, on the one hand, and each of Lupin Pharmaceuticals, Inc., a Virginia corporation having its principal place of business at 111 South Calvert Street 21st floor, Harborplace Tower, Baltimore, MD 21202, and Lupin Limited, an Indian corporation having its principal place of business at B/4 Laxmi Towers, Bandra Kurla Complex, Bandra (E), Mumbai 400 051 India (collectively, “Lupin”), on the other hand (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Depomed and Lupin are parties to a good faith patent infringement litigation captioned, Depomed, Inc., v. Lupin Pharmaceuticals, Inc. et al. (Case 4:09-cv-05587-PJH) pending in the United States District Court for the Northern District of California before the Honorable Phyllis J. Hamilton (the “Litigation”);

WHEREAS, Glumetza® brand metformin tablets (500 mg and 1000 mg dosages) are manufactured and marketed under Santarus’ New Drug Application (“NDA”) No. 021748, as amended, supplemented or replaced (the “Depomed Products”);

WHEREAS, Depomed has obtained patents issued by the U.S. Patent and Trademark Office containing claims covering the Depomed Products;

WHEREAS, on July 27, 2009, Lupin filed Abbreviated New Drug Application No. 91-664 with the Food and Drug Administration (the “FDA”), which contained a certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (“Lupin’s p(IV) certification”), seeking approval to market generic versions of 500 mg and 1000 mg tablets of metformin products before the expiration of the Depomed Patents (as hereinafter defined);

WHEREAS, in response to Lupin’s p(IV) certification, Depomed lawfully commenced the Litigation and asserted infringement of the Depomed Patents in good faith;

WHEREAS, the Parties wish to fully and finally settle the Litigation upon the terms and subject to the conditions set forth below;

WHEREAS, settlement of the Litigation will permit the Parties to avoid the substantial costs, uncertainty and risk involved with prolonged patent-infringement litigation, trial and appeal; and

WHEREAS, settlement of the Litigation will permit the management of the Parties to refocus on running their respective companies rather than devoting substantial time and resources to the Litigation;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.           Certain Defined Terms.  The following terms, when used with initial capital letters, shall have the meanings set forth below:

“‘280 Patent” means United States Patent No. 6,635,280.

“‘475 Patent” means United States Patent No. 6,340,475.

“‘962 Patent” means United States Patent No. 6,488,962.

[***]

“Affiliate” means any entity controlling, controlled by or under common control with a Party, but only as long as such control continues, where “control” means: (i) the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, or the right to vote for or appoint a majority of the board of directors or other governing body of such entity; or (ii) the power to directly or indirectly direct or cause the direction of the management and policies of such entity by any means whatsoever.

“Authorized Generic” means a metformin product that is sold in the Territory pursuant to NDA No. 021748 (including any supplements or amendments thereto), but not under the Glumetza® trademark.

“Depomed Patents” means, collectively, the ‘280 Patent, the ‘475 Patent, and the ‘962 Patent, together with all reissues, reexaminations, continuations, continuations-in-part, divisionals, and patent and regulatory extensions thereof.

[***]

“Effective Date” has the meaning set forth in Section 6.8(e).

“Execution Date” shall be the date representatives from all the Parties execute and deliver this Agreement.

“Final Court Decision” means a decision of a United States Court from which no appeal has been or can be taken, other than a petition to the Supreme Court for a review of certiorari.

“Generic Equivalent” means a pharmaceutical product that has received FDA approval for marketing in the Territory pursuant to an abbreviated new drug application (“ANDA”) (or equivalent regulatory mechanism) as a generic, therapeutic equivalent to the Depomed Products.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

[***]

“License Effective Date” means February 1, 2016.

“Licensed Products” means Lupin’s ANDA Products.

“Losses” means all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, attorneys’ fees, costs, expenses, judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent.

“Lupin’s ANDA Products” means the products that are the subject of Lupin’s ANDA, as amended, supplemented or replaced.

“Lupin’s ANDA” means ANDA No. 91-664, filed with the FDA on July 27, 2009, as amended, supplemented or replaced.

“Market”,  “Marketed” and “Marketing” mean to offer to sell or sell a pharmaceutical product; provided, however, “Market”, “Marketed” and “Marketing” do not include:  (a) engaging in discussions with potential customers to make them aware of the upcoming availability of products any earlier than [***] prior to availability of the products; or (b) importing products into the Territory starting any earlier than [***] prior to their availability so as to have sufficient quantities of inventory of product.

“Orange Book” means the FDA’s publication Approved Drug Products with Therapeutic Equivalence Evaluations (or any successor publication thereto).

[***]

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority, or other entity or organization.

“Proceeding” means any administrative, judicial or legislative action, audit, litigation, investigation, suit or other proceeding in any tribunal.

“Territory” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

“Third Party” means any Person other than Depomed, Santarus, Lupin, their Affiliates, and their subsidiaries.

ARTICLE 2
SETTLEMENT AND RELEASE

Section 2.1.           Mutual Release.  Upon the terms and subject to the conditions of this Agreement and the Consent Injunction and Dismissal Order (attached as Exhibit A), each Party, on behalf of itself and its Affiliates and subsidiaries hereby releases, acquits and forever discharges the other Party and its Affiliates and subsidiaries, and their respective directors,

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

officers, employees, agents, representatives, suppliers, customers, distributors, marketing partners, heirs, assigns, predecessors and successors (“Related Parties”) from any and all Losses arising out of, derived from, predicated upon or relating to infringement of the Depomed Patents or any other patent that Depomed or Santarus or any of their Affiliates or subsidiaries owns, or will own, or controls or licenses, or will control or license, in whole or in part, that is, or could be alleged to be, infringed by the Licensed Products, and the actions underlying the Litigation, or otherwise related to the Lupin ANDA or Lupin’s ANDA Products.  Notwithstanding the foregoing, nothing in this Agreement shall prevent or impair the right of either Party to bring a Proceeding in court or any other forum for breach of this Agreement (including, without limitation, any claim for infringement of any intellectual property based upon activities that are not the subject of the license granted hereunder) or any representation, warranty or covenant herein.  Notwithstanding the foregoing, the releases provided herein shall not apply to products other than Lupin’s ANDA Products that are the subject of the Lupin ANDA, and nothing in this Agreement shall prevent or impair the right of Lupin to challenge the infringement, validity and/or enforceability of the Depomed Patents in any Proceeding involving future Lupin products other than Lupin’s ANDA Products that are the subject of the Lupin ANDA.

Section 2.2.           Final Dismissal of Patent Litigation.  The Parties agree to the entry of the Consent Injunction and Dismissal Order attached hereto as Exhibit A.  To effectuate this final settlement, by no later than the first (1st) business day following the Effective Date, the Parties shall cause the Consent Injunction and Dismissal Order attached hereto as Exhibit A (each Party acknowledging that the approval of the court is required in order to make such Consent Injunction and Dismissal Order effective) to be filed with the United States District Court for the Northern District of California and shall take all other necessary actions to obtain the settlement and dismissal of the Litigation.

Section 2.3.           Patent Validity and No Challenge.

(a)           Lupin acknowledges and agrees for itself and its Affiliates that [***].

(b)           Lupin for itself and its Affiliates, agrees:  (i) not to challenge and not to assist others, whether directly or indirectly, in challenging the validity, enforceability, or patentability of the Depomed Patents in conjunction with the Lupin ANDA Products or any other Generic Equivalent; and (ii) not to assert that the Lupin ANDA Products or any other Generic Equivalent would not infringe the Depomed Patents, in any court or administrative agency having jurisdiction to consider the issue.  Nothing herein will prevent Lupin or its Affiliates from responding to subpoenas from courts or administrative agencies.  Notwithstanding the foregoing, nothing herein shall prevent or impair the right of Lupin to challenge the infringement, validity and/or enforceability of the Depomed Patents in any Proceeding involving future Lupin products other than Lupin’s ANDA Products that are the subject of the Lupin ANDA and any Generic Equivalent.

(c)           Nothing herein shall be construed as an admission or waiver as to any factual or legal matter by any Party or their Affiliates with respect to any jurisdiction outside of the Territory.

Section 2.4.           Mutual Agreements.  Each Party acknowledges and agrees that:

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

It may have sustained Losses that are presently unknown and unsuspected, and that such Losses might give rise to Losses in the future.  Nevertheless, each Party acknowledges and agrees that this Agreement has been negotiated and agreed upon, notwithstanding the existence of such possible Losses, all of which have been hereby released under Section 2.1 hereof.

If any fact relating to this Agreement or the Litigation now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact, subject to each Party’s right to bring a Proceeding for a breach of any representation, warranty or covenant herein.

This Agreement may be pleaded as a full and complete defense to, and used as a basis for injunction against, any Proceeding that may be instituted, prosecuted or attempted in breach hereof.

Section 2.5.           [***]

ARTICLE 3
LICENSE

Section 3.1.           License Grant.  Effective upon the License Effective Date, Depomed hereby grants to Lupin, and Santarus hereby consents to and authorizes the grant to Lupin of, a fully paid up, royalty free, non-exclusive (except as otherwise provided herein) license with respect to the Depomed Patents, with the right to grant sublicenses to Affiliates, (i) to make, have made, use, promote, offer to sell, sell, import, or otherwise dispose of Licensed Products in or for the Territory, and (ii) to make and have made the Licensed Products outside the Territory only for use, sale and importation in or for the Territory.  Further, in connection with the Depomed Products, Santarus and Depomed agree to waive and hereby waive, for themselves and their Affiliates, any and all regulatory exclusivities (including, without limitation, pediatric exclusivity) vis-à-vis the Licensed Products only that may prevent the approval of the Licensed Products in the Territory under the Lupin ANDA on or after the License Effective Date, as may be accelerated pursuant to the terms herein.  At Lupin’s request, Santarus and Depomed shall confirm to the FDA (in a form acceptable to all the Parties) the licenses and waivers granted by Santarus and Depomed hereunder, and shall do so within [***] Lupin’s request.

Section 3.2.           Covenant Not To Sue.  With respect to the Licensed Products, and effective on the Effective Date (subject to Lupin’s compliance with this Agreement, including Section 3.3), Depomed, Santarus and their Affiliates covenant not to sue Lupin and its/or their Affiliates, Related Parties, and their manufacturers, importers, suppliers, distributors, marketing partners and customers, or support or encourage any Third Party to sue, for infringement of any Depomed Patents, or any United States or foreign patent application or any other issued United States or foreign patent owned, licensed or controlled by Depomed, Santarus or their Affiliates now or in the future purporting to cover the Licensed Products, based on Lupin’s and/or any Affiliate’s making, using, importing, selling, or offering for sale in or for the Territory, or making or having made outside the Territory only for importation, use, sale or offering for sale into or for the Territory, the Licensed Products (“Covenant Not To Sue”).  Depomed, Santarus and their Affiliates will impose the foregoing Covenant Not To Sue on any Third Party to whom

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Depomed, Santarus or their Affiliates may assign, exclusively license, or otherwise transfer any of the Depomed Patents or any other United States or foreign patents purporting to cover the Licensed Products.  Depomed, Santarus and their Affiliates further covenant that for any patent owned, licensed or controlled by Depomed, Santarus or their Affiliates listed in the future in the Orange Book for the Depomed Products, the foregoing Covenant Not To Sue shall hereby be treated to also be in the form of a non-exclusive license limited to the Licensed Products, for the sole purpose of permitting Lupin and its Affiliates to file a “Paragraph IV Certification” against such patents under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced).  Lupin shall have the right to maintain its existing “Paragraph IV Certification” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) against the Depomed Patents and as to any other patent listed in the FDA’s Orange Book in connection with the Depomed Products.  Lupin also shall have the right to file a new Paragraph IV Certification against any patents listed in the future in the FDA’s Orange Book for the Depomed Products and still be covered by the Covenant Not To Sue provided for in this Section 3.2.

Section 3.3.           Restrictions Prior to License Effective Date.  Except as permitted by this Section 3.3, Lupin and their Affiliates and Related Parties shall not make, have made, import into, distribute, offer to sell, or sell in the Territory any Licensed Products prior to the License Effective Date.  Lupin agrees that any breach by either or both of them, or their Affiliates and/or Related Parties, of this Section 3.3 shall cause irreparable harm to Depomed and Santarus, and Lupin and their Affiliates, and their Related Parties consent irrevocably and unconditionally to specific performance, or immediate entry of a temporary restraining order, preliminary injunction, and permanent injunction, to enforce this Section 3.3.  Notwithstanding anything to the contrary, Lupin, their Affiliates and their Related Parties consent irrevocably and unconditionally to personal jurisdiction and venue in the United States District Court for the Northern District of California for the purpose of enforcing this provision.  Notwithstanding the foregoing, Lupin shall have the right and license under this Agreement to engage in the following activities:

(a)           [***] and

(b)           [***]

Section 3.4.           Impact of Granting Certain Licenses To Third Parties.  In the event that Depomed or Santarus or any of their Affiliates enters into an agreement with any Third Party or an Affiliate granting such party a license, sublicense, covenant or other agreement or authorization, as applicable, to Market in the Territory a Generic Equivalent of the Depomed Products prior to [***] after [***], then the License Effective Date in this Agreement shall automatically be amended to be the date that is [***] prior to the date such Third Party or Affiliate is permitted to Market such Generic Equivalent of the Depomed Products in the Territory under the license, sublicense, covenant or other agreement or authorization from Depomed, Santarus and/or their Affiliates.  For avoidance of doubt, Depomed, Santarus and their Affiliates shall not enter into any agreement with any Third Party or Affiliate granting such party a license, sublicense, covenant or other agreement or authorization, as applicable, to Market in the Territory a Generic Equivalent of the Depomed Products any earlier than [***] after the License Effective Date (as such License Effective Date may be accelerated pursuant to this Agreement).  Depomed and Santarus shall provide Lupin with reasonable advance notice of any

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Third Party or Affiliate permitted a Marketing date that is earlier than [***] after [***], and in no event less than [***] prior to such Third Party or Affiliate permitted Marketing date.

Section 3.5.           [***].

Section 3.6.           [***]  Notwithstanding the provisions of Sections 3.4 and 3.5, Depomed and Santarus shall have the right to:  [***]

Section 3.7.           Impact Of Final Court Decision.  In the event of a Final Court Decision in a proceeding involving a Third Party proposing to market a Generic Equivalent prior to the License Effective Date of invalidity and/or unenforceability and/or non-infringement of each of the unexpired claims of the Depomed Patents asserted and adjudicated in such proceeding, then the License Effective Date shall automatically be accelerated and amended to the date of such Final Court Decision.

Section 3.8.           No Interference But No Consent for FDA Approval.  Depomed and Santarus shall not, and shall not cause any Affiliate or Third Party to: (a) initiate any activity (including but not limited to the filing of any citizen petitions or litigation against the FDA) to interfere with or obstruct Lupin’s efforts to (i) obtain FDA approval of the Lupin ANDA, or (ii) launch Lupin’s ANDA Products as of the date and under the terms provided by this Agreement; and/or (b) unless required by law, (i) delist or cancel the Depomed Products or NDA No. 21-748 with the FDA, (ii) delist or remove any Depomed Patents, or the Depomed Products or NDA 21-748, from the FDA’s Orange Book, (iii) seek or otherwise undertake any action with the FDA to withdraw the Depomed Products from the market, or (iv) delete, remove, designate as “obsolete” or cancel any National Drug Code(s) or any other relevant code(s) for the Depomed Products from the applicable National Drug Data File maintained by First Databank (or any successor or equivalent organization), or from any other pricing database.  Neither this Agreement nor this Section shall be interpreted as Depomed’s or Santarus’ consent to approval from the FDA or any other applicable regulatory authority for Lupin to market a product containing metformin in the Territory.  As Lupin may reasonably request, Depomed and Santarus will submit, or will cause their Affiliates to submit, appropriate and reasonable documentation to the FDA evidencing this Agreement.  Notwithstanding the above, this Section does not preclude Depomed, Santarus and/or their Affiliates from taking any action necessary or commencing a Proceeding to secure or maintain their statutory rights under 21 U.S.C. §355a.

Section 3.9.           Limited Use of Agreement Outside Territory. Depomed, Santarus and Lupin agree that neither will use this Agreement or the Consent Injunction and Dismissal Order outside of the Territory for any purpose except to enforce the Agreement.

Section 3.10.         Effect of Third Party Launch After Trial Court Decision.  If, prior to the License Effective Date, any Third Party launches any Generic Equivalent after a trial court enters a final judgment holding that each of the unexpired asserted and adjudicated claims of the Depomed Patents is invalid or unenforceable or not infringed (a “Third Party At-Risk Launch”), Lupin has the option of launching Lupin’s ANDA Products at that time (“Lupin At-Risk Launch”) only under the following conditions:

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(a)           Lupin agrees that during such Lupin At-Risk Launch, if Depomed and/or Santarus obtains a court order from any court requiring, or if Depomed and/or Santarus and any Third Party enter into an agreement that requires, the cessation of sales of the Generic Equivalent that is the subject of the Third Party At-Risk Launch, Lupin will cease further shipping and At-Risk sales of Lupin’s ANDA Products and any other infringing activities until the occurrence of the License Effective Date (including any acceleration of the License Effective Date under the terms of this Agreement) or until the occurrence of another Third-Party At-Risk Launch.

(b)           Notwithstanding Section 2.1 above, in the event of a Final Court Decision as to the foregoing Third Party launching the Generic Equivalent that any claims of the Depomed Patents asserted in the Third Party proceeding are not invalid and not unenforceable and that such claims are infringed, [***], and Lupin reserves all rights to contest and defend against, and to assert any and all defenses to, such a claim except that Lupin may not contest and may not raise as a defense the invalidity or unenforceability of any asserted Depomed Patent claim that such Final Court Decision affirms as valid and/or enforceable.

Section 3.11.         Effect of Third Party Launch Before Trial Court Decision.  If, prior to the License Effective Date, any Third Party launches any Generic Equivalent prior to a trial court entering a final judgment holding that each of the unexpired asserted and adjudicated claims of the Depomed Patents is invalid or unenforceable or not infringed (a “Third Party True At-Risk Launch”), Lupin has the option of launching Lupin’s ANDA Products (“Lupin True At-Risk Launch”) only under the following conditions:

(a)           Lupin may commence Lupin True At-Risk Launch no earlier than [***] after the Third Party True At-Risk Launch, and only after providing Depomed and Santarus written notice [***] before any intended True At-Risk Launch.

(b)           Lupin agrees that during any such Lupin True At-Risk Launch, if (i) Depomed obtains a court order from any court requiring, or Depomed and/or Santarus and any Third Party enter into an agreement that requires, the cessation of sales of the Generic Equivalent that is the subject of the Third Party True At-Risk Launch or (ii) the Third Party ceases sales of the Generic Equivalent that is the subject of the Third Party True At-Risk Launch, by agreement or otherwise, before the expiration of the [***] period in Section 3.11(a), Lupin will cease any shipping and True At-Risk sales of Lupin’s ANDA Products and any other infringing activity until the occurrence of the License Effective Date (including any acceleration of the License Effective Date under the terms of this Agreement), or until the occurrence of another Third-Party True At-Risk Launch.  For the avoidance of doubt, this paragraph does not terminate Lupin’s right to invoke the provisions of Sections 3.7 and/or 3.10 if they become applicable before the License Effective Date.

(c)           Notwithstanding Section 2.1 above, in the event there is a Final Court Decision with the Third Party launching the Generic Equivalent under this Section 3.11 that any claims of the Depomed Patents asserted in the Third Party proceeding are not invalid and not unenforceable and that such claims are infringed, [***] and before any reliance by Lupin on the provisions of Sections 3.7 and/or 3.10, and Lupin reserves all rights to contest and defend against, and to assert any and all defenses to, such a claim except that Lupin may not contest and

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

may not raise as a defense the invalidity or unenforceability of any asserted Depomed Patent claim that such Final Court Decision affirms as valid and/or enforceable.

Section 3.12.         Reservation of Rights.  All rights not expressly granted to Lupin hereunder are expressly reserved to Depomed and Santarus, and neither Depomed nor Santarus has any obligation to make available any intellectual property rights or to take any other actions other than as expressly set forth herein.  Except as expressly provided herein, nothing in this Agreement shall be construed as granting Lupin or their Affiliates, subsidiaries or Related Parties any rights: (a) with respect to any Licensed Products outside the Territory; (b) with respect to any product other than Licensed Products; or (c) to make, have made, use, offer to sell, sell, import, or otherwise dispose of any generic version of any Depomed Products covered by Depomed Patents at any time prior to the License Effective Date.

Section 3.13.         [***]

(a)           [***]  During each calendar quarter, commencing on the Effective Date and terminating on the date that is three (3) months prior to the License Effective Date, [***]

(b)           [***]  During each calendar year (and prorated for any partial calendar years), commencing on the Effective Date and terminating on the date that is three (3) months prior to the License Effective Date, [***]

(c)           Reporting.  Commencing on the Effective Date and terminating on the date that is three (3) months prior to the License Effective Date (the “Reporting Period”), Santarus or Depomed shall provide Lupin with the following periodic reports:  (i) within [***] following the end of each calendar quarter during the Reporting Period, a report of the [***] and (ii) within [***] following the end of each calendar year during the Reporting Period, a report of the [***].

(d)           [***]  In the event that Santarus and/or Depomed:  (i) fail to perform the aggregate [***] obligations set forth in Section 3.13(a) during any calendar quarter during the Reporting Period; or (ii) fail to perform the aggregate [***] obligations set forth in Section 3.13(b) during any calendar year period during the Reporting Period (each, a “Failure Event”), then Lupin shall provide each of Depomed and Santarus with written notice specifying the alleged Failure Event (the “Lupin Notice”).  Santarus and/or Depomed shall have an opportunity to dispute the facts underlying the alleged Failure Event (or provide evidence of a cure, as described below) by providing written notice to Lupin within [***] following the date of the Lupin Notice (the “Response Notice”).  In the event that Santarus and/or Depomed does not provide a Response Notice, the License Effective Date shall be accelerated to the date that is [***] following the date of the Lupin Notice.  In the event that Santarus and/or Depomed does provide a Response Notice, then, notwithstanding the provisions of Section 6.2, Lupin may commence arbitration proceedings in accordance with Section 3.13(e) to determine whether a Failure Event has occurred by delivering a written notice to Depomed and Santarus within [***]  after delivery of such Response Notice.  If a Failure Event is determined to have occurred pursuant to Section 3.13(e) below or by agreement among the Parties, the License Effective Date will be accelerated to the date of such determination.  Notwithstanding the foregoing, in the event Santarus and/or Depomed decide [***], Santarus and/or Depomed shall notify Lupin of such decision within [***] thereof [***], and the License Effective Date will be accelerated to

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

the date of such [***].  Also notwithstanding the foregoing, a Failure Event shall not be deemed to have occurred in the event that Santarus and/or Depomed specifies its intent to cure the alleged breach in the Response Notice and provides written evidence to Lupin that the applicable [***] obligations were reinitiated at the rates required by Sections 3.13(a) and 3.13(b) as of the date of the Response Notice.

(e)           Failure Event Arbitration Proceedings.  Any dispute regarding whether a Failure Event has occurred pursuant to Section 3.13(d) shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at http://www.adr.org), except where those rules conflict with this provision, in which case this provision controls.  Any court with jurisdiction shall enforce this clause and enter judgment on any final determination.  The AAA shall select the arbitrator within [***] from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered.  Within [***] of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures, including without limitation limits on discovery, assuring that the arbitration will be concluded and the final determination rendered within no more than [***]  from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the Parties.  The arbitration shall be held in San Francisco, California and the arbitrator shall apply the substantive law of California, except that the Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.  Prior to appointment of the arbitrator or thereafter if he is unavailable, emergency relief is available from any court to avoid irreparable harm.

(f)            [***]

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1.           Mutual Representations.  Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)           Due Authorization.  Such Party is an entity duly organized and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b)           Due Execution.  This Agreement has been duly executed and delivered by such Party and, with due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)           No Conflict.  Such Party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Party; (ii) conflict with or violate any law or governmental order applicable to the Party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

Section 4.2.                                 Depomed and Santarus Representations and Warranties.  Depomed and Santarus represent and warrant to Lupin that, as of the Effective Date, Depomed and Santarus:  (i) have the right to grant to Lupin the licenses granted hereunder with respect to the Depomed Patents; (ii) have the right to grant the Covenant Not To Sue; and (iii) have the right to settle the Litigation under and pursuant to the terms in this Agreement.  Depomed and Santarus further warrant, represent and agree that, if Depomed, Santarus or their Affiliates enter into any agreement, license, sublicense, settlement, covenant, waiver or other authorization of any kind with any Third Party or an Affiliate involving a Generic Equivalent Product or Authorized Generic (“Third Party Agreement”), and such Third Party Agreement contains any more favorable terms regarding [***], then the applicable terms in the Agreement shall be automatically amended to provide such more favorable terms to Lupin, as amended to conform to any additional rights granted to Lupin under, without limitation, Sections 3.4 and 3.5 hereof.  Depomed and Santarus shall inform Lupin within ten (10) days of any amendment to the applicable terms in the Agreement, as applicable.

Section 4.3.                                 Lupin Representations and Warranties.  Lupin represents and warrants to Depomed that, as of the Effective Date:  (i) Lupin or its Affiliates own all right, title and interest in, to and under the Lupin ANDA, and Lupin and its Affiliates have not granted or assigned to any Third Party, directly or indirectly, any rights under or to the Lupin ANDA or Lupin’s ANDA Products; (ii) Lupin and its Affiliates will not transfer ownership, in whole or in part, of said Lupin ANDA, except to an Affiliate of Lupin or to a successor to all or substantially all of the business to which this Agreement pertains (i.e., Lupin’s ANDA and Lupin’s ANDA Products), until the expiration of the license granted herein; and (iii) Lupin has the right to settle the Litigation under and pursuant to the terms in this Agreement.  Lupin holds, and shall use all reasonable efforts to maintain, the first-filer 180-day exclusivity with regard to the Lupin ANDA and the Lupin ANDA Products.

Section 4.4.                                 Lupin’s Covenant Not to Sue Depomed Products.  With respect to Depomed Products, Lupin covenants not to sue Depomed and/or Santarus and their respective Affiliates, Related Parties, and their importers, suppliers, distributors, and customers, or support or encourage any Third Party to sue, for infringement of any patent owned, licensed, or controlled by Lupin, their Affiliates, and their Related Parties.

Section 4.5.                                 Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS SUCH WARRANTIES.

ARTICLE 5
INDEMNIFICATION

Section 5.1.                                 Depomed and Santarus Indemnification.  Depomed and Santarus shall indemnify and hold harmless Lupin, their Affiliates, and their Related Parties (“Lupin

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Indemnitees”) from and against any liabilities, damages, costs, or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Lupin Indemnitee that arise from any claims, actions, demands, suits, or other cause of action by a Third Party arising out of or related to any breach of Depomed’s or Santarus’ representations, warranties and covenants set forth in this Agreement.

Section 5.2.                                 Lupin Indemnification.  Lupin shall indemnify and hold harmless each of Depomed and Santarus, and their respective Affiliates and Related Parties (“Depomed/Santarus Indemnitees”) from and against any liabilities, damages, costs, or expenses, including reasonable attorneys’ fees and expert fees, incurred by any Depomed/Santarus Indemnitee that arise from any claims, actions, demands, suits or other cause of action by a Third Party arising out of or related to any breach of Lupin’s, as applicable, representations, warranties and covenants set forth in this Agreement.

Section 5.3.                                 Indemnification Procedures.  The obligations to indemnify, defend, and hold harmless set forth in Section 5.1 and Section 5.2 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (i) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) calendar days of receipt thereof; provided, however, that the Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) cooperating with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit at the indemnifying Party’s expense; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of and a release from the indemnifying Party.  The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Article utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

ARTICLE 6
MISCELLANEOUS

Section 6.1.                                 Assignment.  None of the Parties hereto may assign any of its rights or obligations under this Agreement, except to an Affiliate or successor to all or substantially all of the business of the Party to which this Agreement pertains (i.e., Santarus’ New Drug Application NDA No. 021748 and the Depomed Products or Lupin’s ANDA and Lupin’s ANDA Products, as the case may be), without the prior written consent of the other Parties.  Any Party may assign this Agreement without the prior written consent of the other Parties to an Affiliate or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business of such Party, in each case, on written notice to the other Parties, provided that the successor Person agrees in writing to adhere to all of the terms and conditions of this Agreement.  Any purported assignment in violation of the foregoing shall be null and void and of no force or effect.  No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder.  In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Section 6.2.                                 Dispute Resolution.  Except for Failure Event Arbitration Proceedings under Sections 3.13(d) and (e), any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Chief Executive Officers of each Party by written notice from one Party to the other Parties specifying the terms of such Dispute in reasonable detail.  Within ten (10) calendar days of receipt of such notice, the Chief Executive Officers of each Party involved in the Dispute or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute.  They will discuss the problems and/or negotiate for a period of up to twenty (20) calendar days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to all Parties, without the necessity of formal procedures relating thereto.  If the problem is not resolved within the period set forth above, each Party shall be free to pursue all available remedies, at law or in equity, consistent with the terms of this Agreement.  Notwithstanding the foregoing, any Party may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief, where such relief is necessary to protect its interests.

Section 6.3.                                 Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of laws principles.  The Parties hereby consent to the exclusive jurisdiction of the federal courts located in the State of California, and expressly waive any objections or defenses based on lack of personal jurisdiction or venue in connection with any dispute arising out of or relating to this Agreement.

Section 6.4.                                 Bankruptcy.  All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” as defined under the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 6.5.                                 Confidentiality.  Depomed, Santarus, Lupin, their Affiliates and Related Parties shall not use or disclose to Third Parties any information received from any other Party or otherwise developed or obtained by any Party in the performance of activities under this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to exercise its rights or fulfill its obligations under, this Agreement.  This confidentiality obligation shall not apply to information that:  (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party); (ii) is required by law, regulation or order of a court or administrative agency of competent jurisdiction, to be disclosed; (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure; (iv) the receiving Party can establish was independently developed by Persons in its employ who had no contact with and were not aware of the content of the confidential information; (v) is disclosed to the receiving Party by a Third Party having no obligation of confidentiality to the disclosing Party with respect to such information; or (vi) is necessary for Lupin to disclose to the FDA in order to secure and/or maintain approval of the Lupin ANDA and Lupin’s ANDA Products.  The Parties shall

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

Section 6.6.                                 Publicity.  Except as consistent with a press release mutually agreed by all the Parties prior to the execution and delivery of this Agreement, no public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by any Party without first obtaining the written approval of each member of the other Parties to this Agreement and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, any Party shall have the right to make any such public announcement or other disclosure required by law after such Party has provided to the other Parties a copy of such announcement or disclosure and an opportunity to comment thereon.  Each Party agrees that it shall cooperate fully with the others with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission (“SEC”) and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of any member of the Parties included in any such disclosure.  None of the Parties shall be required to provide to any other Party any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Licensed Products and this Agreement.  The Parties are aware that each of Depomed and Santarus are obligated to generally describe the terms of this Agreement and to file a redacted version of this Agreement with its periodic reports pursuant to applicable regulations of the SEC, and each of Depomed and Santarus agrees to seek confidential treatment of the terms of the Agreement to the extent permitted under applicable laws and to provide Lupin with a reasonable opportunity to review and comment on the confidential treatment request prior to submission to the SEC.

Section 6.7.                                 Cooperation.  Subject to confidentiality restrictions that may be reasonably requested, the Parties shall use their respective commercially reasonable efforts to:

(a)                                 Make all required filings with all governmental authorities and obtain all necessary approvals in connection with this Agreement to the extent required under applicable laws.  Subject to confidentiality restrictions that may be reasonably requested and to the extent permissible by law, the Parties shall coordinate and exchange all filings and documents submitted to all government authorities regarding this Agreement;

(b)                                 Cooperate with each other in any review, investigation, inquiry or proceeding regarding the Agreement by any government authority.  Subject to such confidentiality restrictions as may be reasonably requested and to the extent permissible by law, the Parties will render reasonable assistance as the others may request in connection with this Agreement and coordinate and cooperate with one another in exchanging information, permitting reasonable access to each Party’s and their Affiliates documents, officials, and data in connection with any such review, investigation, inquiry or proceeding by any governmental authority;

(c)                                  Promptly inform the others of any material communication made to, or received by a Party from any governmental authority regarding this Agreement;

(d)                                 Without limiting any other provision of this Agreement, take all actions and do all things reasonably necessary or proper (at its own cost and expense), including under

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

applicable law to make effective and further the intent and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by any other Party, and to resist and to contest any proposals or efforts to materially alter the terms of the Agreement so as to permit the Parties to fulfill their obligations under and to obtain the full benefits contemplated by the Agreement; and

(e)                                  The Parties agree that the entering into of this Agreement and the performance of their respective obligations hereunder shall be in compliance with all applicable federal, state and local laws, rules, guidelines and regulations.

Section 6.8.                                 Government Proceedings.

(a)                                 Upon execution of this Agreement, the Parties shall promptly inform the District Court that an agreement settling the Litigation has been executed and request that proceedings be stayed to permit the review provided for in this Section prior to termination of the Litigation.

(b)                                 By no later than the [***] following the Execution Date, the Parties shall each file or cause to be filed with the U.S. Federal Trade Commission, Bureau of Competition (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) this Agreement and any notifications to be filed pursuant to Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B — Federal Trade Commission Review) and any other applicable law, and shall request confidential treatment of any such submissions under all applicable law, rules and regulations.

(c)                                  The Parties shall use all commercially reasonable efforts to coordinate the foregoing filings and any responses thereto, to make such filings promptly and in good faith and to respond promptly and in good faith to any requests for additional information made by either of such agencies, and to coordinate any necessary or desirable joint presentations.  Each Party reserves the right to communicate with the FTC or DOJ regarding such filings as it believes appropriate.  Each Party shall keep the other Parties informed of such communications and shall not disclose any confidential information of the other Parties without such other Parties’ consent, which will not be unreasonably withheld or delayed.

(d)                                 If, within the [***] period after the Parties have submitted this Agreement to the FTC and DOJ (the “FTC Review Period”), the FTC (or its staff) or the DOJ raises an objection or expresses a concern as to the provisions of this Agreement and if the FTC (or its staff) or DOJ indicates that the objections or concerns are likely to result in an investigation or a judicial or administrative proceeding against any of the Parties in relation to this Agreement that will continue beyond the FTC Review Period (a “Negative Response”), unless the Parties agree otherwise following review of the Negative Response, the Parties shall use their commercially reasonable efforts to overcome such Negative Response within the FTC Review Period (or such extended period as the Parties may agree), including using their commercially reasonable efforts to promptly meet in good faith to modify this Agreement and resubmit it for approval pursuant to subsection 6.8(b) above (a “Resubmission”); provided, however, that the License Effective Date shall not be subject to modification, and in no event shall any Party be required to agree to any

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

modification of this Agreement that materially affects the economic value of the transactions contemplated hereby.

(e)                                  The effective date of this Agreement (the “Effective Date”) shall be the earlier of the date of expiration of the FTC Review Period in which no Negative Response was received or the date of the expiration, if applicable, of an additional FTC Review Period following a Resubmission with regard to which no Negative Response was received.  In no event will Lupin launch the Lupin ANDA Products prior to completion of the review provided for in this Section 6.8.

Section 6.9.                                 Notices.  All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure.  Notices will be deemed to have been given (a):  three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, return receipt requested; or (b) one (1) business day after sending by nationally recognized overnight delivery service.

If to Depomed:	If to Lupin:

Depomed, Inc. Attention: Legal Department 1360 O’Brien Drive Menlo Park, CA 94025 Facsimile: (650) 462-9993	Lupin Limited Attention: Managing Director B/4 Laxmi Towers Bandra Kurla Complex Bandra (E) Mumbai 400 051 India

Lupin Pharmaceuticals, Inc. Attention: Vinita Gupta, Chief Executive Officer Harborplace Tower 111 South Calvert Street 21st floor Baltimore, MD 21202

With a copy (which shall not constitute notice hereunder) to:	With a copy (which shall not constitute notice hereunder) to:

William Gaede McDermott, Will & Emery LLP 275 Middlefield Rd., Suite 100 Menlo Park, CA 94025 Facsimile: (650) 815-7401	William A. Rakoczy Rakoczy Molino Mazzochi Siwik LLP 6 West Hubbard Street, Suite 500 Chicago, Illinois, 60654 Facsimile: (312) 222-6321

If to Santarus:

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Santarus, Inc.
Attention: Chief Executive Officer
3721 Valley Centre Dr., Suite 400
San Diego, CA 92130
Facsimile: (858) 314-5701

With a copy (which shall not constitute notice hereunder) to:

Santarus, Inc.
Attention: Legal Department
3721 Valley Centre Dr., Suite 400
San Diego, CA 92130
Facsimile: (858) 314-5702

Section 6.10.                          Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of each of Depomed, Santarus and Lupin.

Section 6.11.                          No Waiver.  The failure of any Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

Section 6.12.                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 6.13.                          Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 6.14.                          Counterparts.  This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

Section 6.15.                          Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement that is not expressly set forth in this Agreement may be used to interpret or vary the meaning of the terms and conditions hereof.  This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Section 6.16.                          Third Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.17.                          Scope of Agreement. The mutual releases and licenses set forth in this Agreement shall be limited to the Lupin ANDA and Lupin’s ANDA Products, and shall be without prejudice to, shall have no preclusive effect as to, and shall not be admissible in any proceedings pertaining to any future or different product(s) or ANDA(s).

Section 6.18.                          Force Majeure.  In the event of any failure or delay in the performance by a Party of any provision of this Agreement due to acts beyond the reasonable control of such Party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, supply disruption, accident, act of God, declared or undeclared wars, acts of terrorism), then such Party shall have such additional time to perform as shall be reasonably necessary under the circumstances.  In the event of such failure or delay, the affected Party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.  In the event that a Party is unable to perform by a reason described in this Section 6.18, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.

Section 6.19.                          Right to Seek Injunctive Relief.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute, controversy, or claim.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

DEPOMED, INC.		LUPIN PHARMACEUTICALS, INC.

By:	/s/ James A. Schoeneck	By:	/s/ Vinita Gupta

Name:	James A. Schoeneck	Name:	Vinita Gupta

Title:	President & CEO	Title:	CEO

SANTARUS, INC.		LUPIN LIMITED

By:	/s/ Gerald T. Proehl	By:	/s/ Nilesh Gupta

Name:	Gerald T. Proehl	Name:	Nilesh Gupta

Title:	President & CEO	Title:	Group President

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT A

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

DEPOMED, INC.,

Plaintiff,

v.

LUPIN PHARMACEUTICALS, INC.,

Civil Action No. C 09-5587 PJH

Defendants.

CONSENT INJUNCTION AND DISMISSAL ORDER

This action for alleged patent infringement (the “Litigation”) has been brought by Plaintiff Depomed, Inc. (“Depomed”) against Defendants Lupin Pharmaceuticals, Inc. and Lupin Limited (collectively, “Lupin”) for alleged infringement of United States Patent Nos. 6,635,280, 6,340,475, and 6,488,962 (collectively the “Depomed Patents”).  Depomed’s commencement of the Litigation was based on its receipt of notice from Lupin Limited that Lupin Limited had filed Abbreviated New Drug Application (“ANDA”) No. 91-664 with the United States Food and Drug Administration containing a certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) directed to the Depomed Patents and seeking approval to market 500 mg and 1000 mg metformin tablets as a generic version of Glumetza®.

Depomed and Lupin have agreed to enter into a good faith final settlement agreement (the “Settlement and License Agreement”) regarding this Litigation on the expectation and belief that this would eliminate the substantial litigation costs that would otherwise be incurred by both Depomed and Lupin during the Litigation, while also serving the public interest by saving judicial resources and avoiding the risks to each of the parties associated with infringement.  The

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Settlement and License Agreement will afford Depomed and Lupin the procompetitive opportunity to more productively use money and other resources that would have been spent in the continued prosecution and defense of this Litigation, to the benefit of the parties and consumers alike, such as by investing more money in pharmaceutical research and development.

Each of Depomed and Lupin acknowledge there is significant risk to each of them associated with the continued prosecution of this Litigation and have consented to entry of this order through a final settlement as reflected herein.  The Court, upon the consent and request of Depomed and Lupin, hereby issues the following Order.

Depomed and Lupin now consent to this Consent Injunction and Dismissal Order and

IT IS HEREBY ORDERED that:

1.             Subject matter jurisdiction, personal jurisdiction, and venue are all proper in this Court.

2.             In this Litigation, Depomed has charged Lupin with infringement of the Depomed Patents in connection with Lupin Limited’s submission of ANDA No. 91-664 directed to generic tablets containing 500 mg or 1000 mg of metformin per tablet to the U.S. Food and Drug Administration (“FDA”).

3.             In response to Depomed’s charges of patent infringement, Lupin has alleged certain defenses and counterclaims, including that the Depomed Patents are invalid or not infringed.  The Court has not adjudicated Depomed’s charges of patent infringement or Lupin’s defenses and counterclaims.

4.             Lupin has agreed that each of the defenses and counterclaims set forth in its Answer, Affirmative Defenses and Counterclaims, including the allegations and averments contained therein, should be dismissed, without prejudice.

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5.             Lupin, their officers, agents, servants, employees and attorneys, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, are hereby enjoined from manufacturing, using, offering to sell or selling within the United States and its territories and possessions, including the Commonwealth of Puerto Rico (the “Territory”), or importing into the Territory, any generic tablet product containing 500 mg or 1000 mg of metformin per tablet that is the subject of ANDA No. 91-664 until:

(a)   February 1, 2016; or

(b)   at such earlier date as may be permitted by the Settlement and License Agreement that the Parties have entered into.

6.             Depomed and Lupin each expressly waives any right to appeal or otherwise move for relief from this Consent Injunction and Dismissal Order.

7.             All claims and defenses as between Depomed and Lupin are hereby dismissed without prejudice.

8.             This Court retains jurisdiction over Depomed and Lupin for purposes of enforcing this Consent Injunction and Dismissal Order.

9.             The Clerk of the Court is directed to enter this Consent Injunction and Dismissal Order forthwith.

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IT IS SO STIPULATED:

Attorneys for Plaintiff Depomed	Attorneys for Defendants Lupin

Of Counsel:	Of Counsel:

SO ORDERED:

This                  day of                  , 2012

HONORABLE PHYLLIS J. HAMILTON
UNITED STATES DISTRICT JUDGE

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